UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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We have prepared a slide presentation to use in presentations at investor meetings. This presentation was first given to Institutional Shareholder Services on October 3, 2006. A copy of this slide presentation is attached as Exhibit 1.
Exhibit 1: Institutional Shareholder Services Presentation by Inter-Tel (Delaware), Incorporated

October 2006 ISS Presentation: Inter-Tel Stockholders Should Vote AGAINST the Mihaylo Resolution PROPRIETARY AND CONFIDENTIAL EXHIBIT 1

Executive Summary Business Overview Strategic Plan in Place Analysis of Mihaylo Offer Flaws of Mihaylo Resolution Conclusion Appendix: Background

Inter-Tel's Current Independent Directors (7of 8 Members of the Special Committee) Have Demonstrated Commitment to Strong and Pro-Active Corporate Governance Actively involved in the decision to separate the positions of Chairman and CEO and appoint an independent, non-management Chairman in July 2005 Initiated a review of senior management in the second half of 2005 and led the decision to replace Steven Mihaylo as CEO with Norman Stout in February 2006 Successfully pressed for - and actively involved in - the recruitment and selection of additional, well-qualified Independent Directors Initiated the development and adoption of the first strategic plan in Inter-Tel's recent history; pro-actively involved in its implementation Directly responsible for initiating - and actively involved in - Inter-Tel's current review of its strategic alternatives Executive Summary

Inter-Tel Strategic Plan and Management Execution Supports Stockholder Value Turnaround Occurring Now: New CEO in February 2006. Financial results in second quarter of 2006 beat consensus estimates. Roll-out of new products this year. Independent Board and Dedicated Management: New independent Board members with relevant experience, and new leadership of management team, with new long- term strategic plan. First Strategic Plan in Recent History: Mihaylo resisted implementing formal strategic plan. Stockholders NOT Likely to Receive Full Value if Mihaylo Resolution Adopted: Too early to realize full benefits from roll-out of new technology and from investment in research and development ($50 million invested since 2003 on 5000 and 7000 product lines). Actively Exploring Strategic Options: Special Committee announced on August 11, 2006 that it is committed to conducting a serious and thorough review of the Company's strategic options. No option has been foreclosed. Company has engaged UBS Investment Bank as financial advisor and Special Committee is actively engaged in the review process. Executive Summary

Inter-Tel at a Glance Headquarters: Phoenix, Arizona Founded: 1969 Ticker: INTL (Nasdaq) Employees: 1,900+ Focus: Converged voice and data business communications systems and applications for the small and medium sized business ("SMB") market Design, engineer, sell & install voice communications systems, call processing software, applications, solutions and services Focus: 20-500 line size (approximately 10%+/- market share) and moving up in line size Among the top three vendors by market share Provides a full suite of voice products, including IP networking and convergence Voice and data convergence applications Software applications for mobility, collaboration, eCommerce and CRM ROI/Total Cost of Ownership with a managed services approach Single point of accountability for the customer Business Overview

Strong Cash Generation Cash: $179.9 million on balance sheet Began 2001 with $27.1 million, ended with $61.8 million, net of: $28.9 million stock repurchase Ended 2002 with $125.8 million Ended 2003 with $174.5 million Ended 2004 with $205.0 million Ended 2005 with $167.5 million, net of: $13.8 million stock repurchase, $28.2 million acquisition of Lake and $34.9 million in dividends Receivables & Inventories A/R DSOs - 38.5 days as of June 30, 2006 Inventory turns - 11 times No debt Pay modest but increasing dividend Approximately 1% yield $1/share one-time special dividend (March 31, 2005) Business Overview

Industry-Wide New Technology Platform Upgrade Cycle IP is projected to grow 19% in 2006 and 70% from 2005 through 2010, accounting for 73% of new lines added by 2010 per InfoTrack Approximately 15%-20% of the industry converted to IP Entering the 6th year of a normal 7-8 year replacement cycle Last major replacement cycle was Y2K upgrade, and the last industry-wide transition was analog to digital lasting from 1993 - 2000 New Lines 2004-2010 Graph Source: InfoTrack, June 2006 Business Overview

Inter-Tel's Products Transitioning to IP Axxess Family 5000 Family 7000 Family Initial release in 1993, version 9 released in Spring 2006 IP enabled digital product with full features Initial release for 100 ports, 2 years later to 250 ports, 2 years later to 500, now 1,000 ports + networking Initial release in April 2005, pure IP for <100 lines Early September 2005, added support of 96 digital phones in addition to the 110 IP lines Late June 2006, released Version 2 and the 5600 increased line sizes for IP up to 250 lines + 96 digital phones Expected to be released in October 2006 Pure SIP-based softswitch for the enterprise Features and applications all built into the software Initial release fits 200-2,500 lines Business Overview

Axxess: Strong Growth Driver in Last Transition 5000 & 7000: The New Driver for Growth Revenue (in $mm) Gross Profit (in $mm) 1993A 1994A 1995A 1996A 1997A 1998A 1999A 2000A 2001A 2002A 2003A 2004A 2005A Revenue 103.4 123.9 150.5 185.9 223.6 274.5 309.4 379.9 371.1 381.3 373.6 416.8 442.9 1993A 1994A 1995A 1996A 1997A 1998A 1999A 2000A 2001A 2002A 2003A 2004A 2005A Gross Profit 40.3 49.8 62.8 80.9 101.2 133.6 157.1 170.3 179.8 194.5 196.9 221.5 226.3 GP% 0.39 0.402 0.417 0.435 0.453 0.487 0.508 0.468 0.485 0.51 0.527 0.531 0.511 Approximately 50% of Revenue from Existing Retail Customers ----------------Analog to digital transition------------------------- Axxess Released 5000 Released Note: Financials exclude .Net and VocalNet businesses, and Executone charge related to COGS in 2000. Business Overview

New CEO and Board Members At the Board's request, Mihaylo resigned as CEO in February 2006 after almost 37 years Norman Stout appointed CEO in February 2006 12 year veteran of Inter-Tel, previously served as executive vice president, chief administrative officer, chief strategy officer and president of Inter-Tel Software and Services Rejuvenated management team Full-time, energized, engaged, hands on leader Confidence from channel and associates Oversaw development and implementation of formal strategic plan Board restructured with election of new well-qualified directors, who bring knowledge and experience particularly relevant to Inter-Tel's business Non-executive Chairman, Alexander L. Cappello, Chairman and CEO of the Cappello Group, elected to the Board in April 2005 and to Chairman in July 2005 Independent Board - new directors include: Steven Karol, founder of HMK Enterprises and Watermill Ventures, elected in February 2006 Robert Rodin, founder and CEO of RDN Group, elected in February 2006 Agnieszka Winkler, founder of marketing companies Winkler Advertising, TeamToolz and The Winkler Group, elected in April 2005 Business Overview

Special Committee Formed in May 2006 under Settlement Agreement, concurrently with Mihaylo's and his designees' appointment to the Board, in order to avoid conflicts of interest with Mihaylo's expressed interest in acquiring the Company All members of Special Committee are independent directors, except for CEO. In addition to Norman Stout, it is comprised of: Robert Anderson Alexander Cappello Gerald Chapman Gary Edens Steven Karol Robert Rodin Agnieszka Winkler Business Overview

Well-Positioned for Growth Well-positioned to benefit from the industry-wide new technology platform upgrade cycle Over $50 million of R&D invested since 2003 on new 5000 and 7000 series IP products that are just being rolled out Large installed base of customers beginning to adopt IP solutions will drive increased revenue and profits Consistent strong cash generation New technology is open standard, IP, software based and allows for new business models, products, service offerings and faster time to market than previous standards Committed and experienced new leadership and Board to implement growth strategy " ...[W]e believe that Inter-Tel is currently operating at or near trough margin levels given the company's accelerated spending to support the launch of its new IP-based products this summer. Morgan Keegan, June 16, 2006 " " While the market is showing slow growth, expanding product lines and geographic focus should enable [Inter-Tel] to grow at an above average rate. Brean Murray, July 27, 2006 " Business Overview

Differentiated Business Model - Single Point of Accountability Leverage Distribution Channels Expand Line Size Penetration Sell to the Customer Base Actively Exploring Strategic Alternatives Summary - Inter-Tel is Executing Well Under its Long-Term Strategic Plan Strategic Plan in Place

Differentiated Business Model - Single Point of Accountability Managed Services Sales Approach Software Applications Messaging Presence Collaboration Multi-media Contact Center 58 direct sales offices 300+ single tier dealer network Other Products and Services Leasing 3rd Party Products Maintenance & Other Network Services " For organizations seeking conservation of capital and fixed monthly billing, Inter-Tel offers low-risk turnkey managed service programs that include equipment, applications and local and long distance services, plus planning and provisioning consultation services. Enhancements include Web conferencing, multimedia collaboration tools and SIP-based presence management. Jay Lassman, Gartner " Strategic Plan in Place

Leverage Distribution Channels Strategic Plan in Place Increase revenues from 58 direct sales offices Move up in line size and increase average sales price Increase sales per office - leverage structure Expand existing 300+ dealer network Improve performance - share direct office resources Take market share with the new products Expand national and government sales Dedicated team and infrastructure in place Right products - Axxess, 5000 Family and 7000 Family National footprint Grow international sales UK dealers Lake channel partners

Expand Line Size Penetration Strategic Plan in Place Address MLE markets The 7000 Family of products - 200-2,500 line size The 5600 Family of products - pure IP for the 100-250 line size $1.5 billion +/- market Address SOHO-Residential markets Inter-Tel EncoreCX(r) in the 5-40 lines range Feed stock for growth $600 million +/- market But continue to focus on core niche 10%-15% market share and growing 5000 Family released April 2005; vast majority of small systems sold today are 5000 Family

Sell to the Customer Base Strategic Plan in Place Inter-Tel has been in the telecom equipment business since 1969 Significant recurring add-on and upgrade revenue 50%+ of revenue from existing retail customers Continually releasing new applications and solutions, e.g., speech recognition, contact center applications (productivity enhancements), peripheral products, including data & networking Network services increases customer stickiness and recurring revenue Leasing program allows Inter-Tel to capture and retain customer base - fixed cost add- on's, renewals and ability to migrate to next product line Product transition Upgrade to IP - 5000 Family of products released April 2005 5000 Family - Version 2 and the 5600 released in June 2006 7000 Family - Expected to be released in October 2006

Actively Exploring Strategic Alternatives Special Committee commenced a serious and thorough review of Inter-Tel's strategic alternatives as announced on August 11, 2006 Special Committee announced that it engaged UBS Investment Bank as a financial advisor on April 25, 2006 and has authorized UBS to explore various strategic options for Inter-Tel Special Committee committed to exploring and considering all alternatives by which to better enhance long-term stockholder value No limitation imposed on options under consideration No option has been predetermined Strategic Plan in Place

Summary - Inter-Tel is Executing Well Under its Long-Term Strategic Plan " In our view, INTL is executing well under new CEO Norman Stout. Bear Stearns, July 27, 2006 " " Inter-Tel reported flat YoY revenues in 2Q06 at $115.9 million, easily beating the consensus estimate of $110 million. This was a strong performance considering that the company only recently (mid-June) introduced a pure IP system to address applications above 100 lines. Brean Murray, July 27, 2006 " Since Mihaylo resigned as CEO in February 2006, Inter-Tel has established a long- term strategic plan designed to deliver superior value to all stockholders Release of Inter-Tel 5600 and version 2.0 software for the Inter-Tel 5000 family Launch plan for rollout of Inter-Tel 7000 which has already received industry praise Reported second quarter financial results above Wall Street estimates, despite the Mihaylo-Vector disruption during the quarter Special Committee, with the assistance of its advisors, is conducting a serious and thorough review of the Company's strategic options Strategic Plan in Place

We Believe Mihaylo is Looking to Acquire Inter-Tel Before Stockholders are Able to Reap Benefits from New Products Recent Share Price Underperformance Occurred Under Mihaylo's Leadership Mihaylo's Offer Provides an Inadequate Acquisition Premium Mihaylo's Offer is a Significant Discount to Some Analyst Price Targets for Inter-Tel on a Standalone Basis Found by Special Committee with Advice of its Outside Advisors to be Inadequate and Not in the Best Interests of the Stockholders Analysis of Mihaylo Offer

" ...We view 2006 as a trough year for the company, with the potential for significant earnings growth for the following 2-3 years, which is currently not valued in the stock in our opinion. With an EV of $375 million and a demonstrated ability to generate over $40 million in sustainable free cash flow annually, we view the shares as potentially significantly undervalued if the company can return to its historic margin levels. Morgan Keegan, July 27, 2006 " Source: FactSet " ...An acquisition of the company notwithstanding, we believe resumption of top-and bottom-line growth will drive multiple expansion and higher stock price over the next few quarters. B. Riley, July 27, 2006 " Mihaylo submitted an unsolicited offer at an opportunistic time Inter-Tel is undergoing a significant product transition and its share price has suffered significantly over the past year Other likely buyers are currently occupied integrating major acquisitions Analysis of Mihaylo Offer We Believe Mihaylo is Looking to Acquire Inter-Tel Before Stockholders are Able to Reap Benefits from New Products

Mihaylo was the CEO of Inter-Tel during this period of underperformance Under Mihaylo's watch, Inter-Tel missed consensus estimates multiple times in the last year Even with the Mihaylo disruption, Inter-Tel beat consensus estimates during Norman Stout's first quarter as CEO Mihaylo resisted the Board's request to formulate a strategic plan and insisted that such plans were unnecessary Note: Q4'05 EPS was in-line with consensus estimates due to unexpected lower tax rate Source: FactSet REVENUE AND EPS ACTUAL RESULTS VERSUS CONSENSUS ESTIMATES SHARE PRICE PERFORMANCE: 3/3/05-3/3/06 UNDER MIHAYLO'S WATCH NASDAQ Telecom 17.7% NASDAQ 11.9% S&P 500 6.3% Inter-Tel (28.3%) Analysis of Mihaylo Offer Recent Share Price Underperformance Occurred Under Mihaylo's Leadership

Notes: 1 LTM Selected Technology Transactions Average includes 49 selected transactions since September 2005 2 Date prior to Mihaylo filing 13D stating he was considering alternatives with respect to his investment in Inter-Tel Source: Securities Data Corporation, Company press releases and FactSet Analysis of Mihaylo Offer Mihaylo's Offer Provides an Inadequate Acquisition Premium

Source: Wall Street research reports " ...We do not view this offer [$22.50] as compelling enough for public equity investors given the valuation and our belief that Inter-Tel is nearing a trough in its operating results. At the current $22.50 offer price, Inter-Tel is being valued at 8.1x EV/EBITDA (based on our $52.9 million 2006 EBITDA estimate), and 21.0x based on our 2006E EPS estimate of $1.23. Both of these multiples represent discounts to our Communications Technology peer group, which is trading at a median of EV/EBITDA of 11.0x and a median P/E multiple of 22.8x. Morgan Keegan, June 16, 2006 " Current Wall Street analyst price targets average $23.00 for Inter-Tel on a standalone basis, excluding an acquisition premium Price target range is as high as $28.00 for B. Riley " We believe a financial buyer should be paying in the mid 20s and a strategic buyer in the high 20s. Brean Murray, June 16, 2006 " Analysis of Mihaylo Offer Mihaylo's Offer is a Significant Discount to Some Analyst Price Targets for Inter-Tel on a Standalone Basis

Short-Circuits Special Committee's Review of Strategic Alternatives Underway Sale in a Manner Contemplated by Mihaylo Resolution Creates "Fire Sale Atmosphere" and is Unlikely to Generate a Price Reflective of the Intrinsic Value of the Company Inappropriately Favors Mihaylo as a Potential Buyer Disruptive to the Company to the Detriment of Other Stockholders Flaws of Mihaylo Resolution

Pre-empts the consideration of various alternatives, thereby preventing the Special Committee from selecting the best alternative which maximizes stockholder value Prematurely terminates review of strategic alternatives to maximize stockholder value currently being conducted by financial advisor to Company and Special Committee Special Committee, led by an independent Chairman, with seven out of eight members being independent directors, is actively engaged in the process Flaws of Mihaylo Resolution Short-Circuits Special Committee's Review of Strategic Alternatives Underway

Prevents consideration of other means of delivering potentially greater long-term value Too early to capture full value from new technology rollout Too early to capture full value from substantial research and development investment Too early to capture full value from Strategic Plan and new management team Results in weak bargaining position for Company Given Company's weak bargaining position, stockholders unlikely to obtain maximum value in a sale Flaws of Mihaylo Resolution Sale in a Manner Contemplated by Mihaylo Resolution Creates "Fire Sale Atmosphere" and is Unlikely to Generate a Price Reflective of the Intrinsic Value of the Company

We believe that the Mihaylo Resolution is opportunistic and would force the Company to pursue a sale process at a time when many potential buyers are occupied and the Company is in the midst of a product transition Mihaylo and his financiers expect to be the eventual winners of such an auction, benefiting from the extensive investment the Company has made in its products to the detriment of the Company's stockholders " We believe there are few interested parties who would bid for Inter-Tel. The Company has been for "sale" for some time and no other bidders have emerged other than the Mihaylo / Vector Capital Group. Thus in our view, a potential auction with only one bidder, will require a significantly sweetened offer in order to convince shareholders to vote in favor of the sale process. Wedbush Morgan, August 25, 2006 " " ...We do not see any other bidders at this time, making Mihaylo the de facto winner of any "auction". JP Morgan, August 21, 2006 " Flaws of Mihaylo Resolution Inappropriately Favors Mihaylo as a Potential Buyer

The Mihaylo Resolution would tie the hands of the Special Committee and its ability to select the alternative which would best maximize stockholder value Passing such a resolution will also have a detrimental impact on the Company's employees, as well as its relationship with its customers and dealers Mihaylo's public campaign against the Inter-Tel Board and management has already caused significant disruption to Inter-Tel's business to the detriment of other stockholders Flaws of Mihaylo Resolution Disruptive to the Company to the Detriment of Other Stockholders

INTER-TEL STOCKHOLDERS SHOULD VOTE AGAINST THE MIHAYLO RESOLUTION IN ACCORDANCE WITH THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE OF THE BOARD Conclusion

Appendix: Background

Steven G. Mihaylo's History with Inter-Tel Owns approximately 19% of common stock Former CEO, Board member, founder During recent tenure as CEO, lived in Reno, NV, while Inter-Tel headquarters is in Tempe, AZ Resisted adopting a strategic plan while CEO Inter-Tel stock price decreased 28% from March 3, 2005 to March 3, 2006 under Mihaylo's leadership During 2005, the Board raised questions about the strategic direction of the Company under Mihaylo's leadership which led to the following series of events Background

Events Leading to Mihaylo Resolution July 22, 2005: Mihaylo resigns as Chairman of the Board February 22, 2006: Mihaylo resigns as CEO March 6, 2006: Mihaylo resigns from Board April 7, 2006: Mihaylo submits to Board advance notice of 3 director nominations and stockholder resolutions to be submitted to vote of stockholders at 2006 Annual Meeting. Resolutions included: Mihaylo Resolution Repeal of recently adopted amendments to Amended and Restated Bylaws with respect to stockholders ability to call a special meeting and advance notice provisions April 10, 2006: Mihaylo sends letter to Board indicating his interest in meeting with Board to discuss a possible all cash acquisition of the Company April 21, 2006: Mihaylo files preliminary proxy as preparation to engage in a proxy contest for the election of directors at 2006 Annual Meeting Background

Events Leading to Mihaylo Resolution (Continued) May 5, 2006: Parties enter Settlement Agreement with respect to proxy contest: Mihaylo receives 3 Board seats Special Committee of Board created to avoid conflicts of interest Mihaylo provided access to Company information to conduct due diligence for the purpose of making an all cash acquisition offer that met certain conditions Special Committee could reject such offer, but Company would call a Special Meeting for shareholders to vote on Mihaylo Resolution or other Mihaylo proposals May 6, 2006: Mihaylo and 2 designees of Mihaylo (Dr. Anil K. Puri and Kenneth L. Urish) appointed to Board May - July 2006: Mihaylo, financiers, consultants and advisors engage in protracted due diligence of the Company under rights afforded to him pursuant to Settlement Agreement June 14, 2006: Mihaylo submits proposal to Board for acquisition of all Common Stock for $22.50/share conditional upon additional due diligence, an offer that did not comply with all terms of Settlement Agreement June 28, 2006: Parties enter Amendment to Settlement Agreement: Mihaylo receives additional time to submit offer Special Committee would not respond to non-complying June 14 offer Background

Events Leading to Mihaylo Resolution (Continued) July 28, 2006: Mihaylo resubmits unsolicited acquisition offer of $22.50/share August 11, 2006: Special Committee rejects offer, Houlihan Lokey renders opinion that offer was inadequate August 21, 2006: Mihaylo increases offer by $0.75/share, conditional upon a 30-day sale process August 25, 2006: Special Committee rejects offer as not representative of intrinsic value, conditions unacceptable August 25, 2006: Mihaylo demands special meeting under terms of Settlement Agreement to vote on Mihaylo Resolution and files preliminary proxy to solicit proxies in favor of the Mihaylo Resolution August 27, 2006: Board of Directors sets Special Meeting of Stockholders for October 24, 2006, with a record date of August 28, 2006 September 19, 2006: Inter-Tel files definitive proxy to solicit proxies against the Mihaylo Resolution Background

Forward-Looking Statements This Presentation contains forward-looking statements. All statements other than statements of historical fact may be forward-looking statements. These include statements concerning the anticipated impact on stockholder value of the Company's long term strategy, the timing and impact on stockholder value of new product announcements, releases and enhancements, the results of prior and continued investment in research and development, the effect on the Company of convergence and consolidation trends in the industry, and the ability of management to execute the Company's strategy and adapt to changes in the industry. Such statements are based on current assumptions that involve risks and uncertainties which could cause the actual results, performance, or achievements of the Company to be materially different from those described in such statements, including, market acceptance of new and existing products, software and services; dependence on continued new product development; product defects; timely and successful hiring and retention of employees; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; and availability of inventory from vendors and suppliers. For a further list and description of such risks and uncertainties, please see the risks factors contained in the Company's Form 10-K, as amended on Form 10-K/A, each as filed with the SEC, other subsequently filed current and periodic reports, and the Company's most recent Form 10-Q dated August 9, 2006. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer Quotes included in this presentation have been taken from public sources and have been reprinted in this Presentation without the specific approval of the quoted parties. Use of such quotes does not reflect an endorsement of the Special Committee's recommendation by the quoted parties.